EXHIBIT 99.1

CONTACT: Karen M. Spaun SVP & Chief Financial Officer (248) 204-8178	John P. Shallcross Director of Investor Relations & Capital Strategies (248) 204-8066

FOR IMMEDIATE RELEASE

SOUTHFIELD, MICHIGAN
May 2, 2011

MEADOWBROOK INSURANCE GROUP, INC.
REPORTS FIRST QUARTER 2011 RESULTS

•	Net income of $15.1 million, or $0.28 per diluted share
•	Net operating income of $14.5 million, or $0.27 per diluted share
•	GAAP combined ratio of 95.4%
•	Accident year combined ratio improved 1.2 percentage points to 97.3% as compared to first quarter 2010
•	Total revenues up 11.1% to $193.5 million as compared to first quarter 2010
•	Annualized return on average equity of 10.9%
•	Annualized return on average equity excluding unrealized gains/losses of 11.7%
•	Book value per share increased $0.19 to $10.47 as compared to December 31, 2010

First Quarter Highlights and Overview:

•
Net operating income, a non-GAAP measure the Company defines as net income excluding after-tax realized gains and losses, was $14.5 million, or $0.27 per diluted share, for the first quarter of 2011, compared to $16.8 million, or $0.30 per diluted share, in the prior year quarter.

•	Net income for the first quarter of 2011 was $15.1 million, or $0.28 per share, compared to $16.4 million, or $0.30 per diluted share, in 2010.
•
The accident year combined ratio, a non-GAAP measure that excludes the impact of any adverse or favorable development on prior year loss reserves, improved to 97.3% for the first quarter of 2011 from 98.5% for the prior year quarter.

•	The combined ratio was 95.4% for the first quarter of 2011 compared to 92.1% in the prior year quarter.
•	Total revenues for the first quarter of 2011 increased to $193.5 million from $174.2 million in 2010.
•	Book value per share increased to $10.47 from $10.28 per share at December 31, 2010.

Meadowbrook Insurance Group, Inc. (NYSE: MIG) reported first quarter 2011 net operating income of $14.5 million, or $0.27 per diluted share, compared to $16.8 million, or $0.30 per diluted share, in the prior year quarter. Current calendar quarter results include after-tax favorable development of $2.1 million, or $0.04 per diluted share, as compared to 2010 results, which include after-tax favorable development of $6.3 million, or $0.11 per diluted share. Excluding the impact of favorable development, first quarter 2011 net operating income increased 18.1% to $12.4 million from $10.5 million in the prior year quarter; this equates to an increase in net operating income per share of 21.1% to $0.23 per diluted share compared to $0.19 per diluted share in 2010, which included a lower share count.
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Net income for the first quarter of 2011 was $15.1 million, or $0.28 per diluted share, as compared to $16.4 million, or $0.30 per diluted share, in 2010. The 2011 results include $0.6 million, or $0.01 per diluted share, of after-tax realized gains, whereas 2010 results include ($0.4) million, or $0.00 per diluted share, of after-tax realized losses.

The first quarter 2011 results also reflect the conversion of an existing fee-based program into an insured program where we now assume the underwriting risk. The conversion of this business began during the fourth quarter of 2010. For the first quarter of 2011, the conversion increased gross written premium and net earned premium by $9.1 million and $596,000, respectively and reduced 2011 net commissions and fees by $1.5 million. In both 2011 and 2010, internal expenses supporting the program were expensed as incurred. In the short term, the conversion reduces our reported profitability due to the timing of revenue recognition as described above. Over time we believe the conversion will be accretive to earnings and further enhance long-term shareholder value as the underwriting profits and investment income are expected to exceed the profit margin on the fee based revenue that was eliminated.

First quarter gross written premium increased $17.7 million, or 8.6%, to $224.9 million, compared to $207.2 million in the first quarter of 2010. As noted above, $9.1 million of the increase relates to the conversion of an existing fee-based program into an insured program where we take the underwriting risk. The remainder of the increase in gross written premium relates to organic growth from the maturation of programs initiated in recent years and rate increases that were achieved during the quarter.

The accident year combined ratio for the first quarter of 2011 was 97.3%, compared to 98.5% in the first quarter of 2010. The GAAP combined ratio for the current quarter was 95.4%, compared to 92.1% in the prior year quarter.

The accident year loss and LAE ratio, which is a non-GAAP measure and excludes the impact of adverse or favorable development on prior year loss reserves, was 63.6% for the first quarter of 2011, compared to 64.2% in the first quarter of 2010.  The improved accident year loss and LAE ratio reflects the lower level of losses in 2011 as compared to 2010 on certain short-tail lines of business as well as the anticipated benefit of rate and underwriting actions effectuated in 2010.

The GAAP loss and LAE ratio for the first quarter includes 1.9 percentage points of favorable development, whereas the 2010 results include 6.4 percentage points of favorable development. The GAAP loss and LAE ratio was 61.7% for the first quarter of 2011, compared to 57.8% in the prior year quarter.

Policy acquisition and other underwriting expenses for the three months ended March 31, 2011 increased $5.6 million, or 10.7%, to $57.4 million from the same period in 2010. Our expense ratio decreased 0.6 percentage points to 33.7% for the three months ended March 31, 2011, from 34.3% for the same period in 2010. The 2011 expense ratio improvement was primarily impacted by a decrease in insurance related assessments in the current year, as compared to the first quarter of 2010. Additionally, the 2011 expense ratio reflects our ability to leverage internal fixed costs over a larger premium base.

Net commissions and fees for the first quarter of 2011 declined $1.4 million to $8.4 million from $9.9 million in the prior year quarter. As noted above, we converted approximately $1.5 million of fee business revenue to underwriting premiums in the current quarter. Excluding this conversion, net commissions and fees were up slightly in 2011 as compared to 2010.

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General, selling and administrative costs increased $0.3 million to $6.2 million for the three months ended March 31, 2011 up from $5.9 million for the three months ended March 31, 2010. The increase relates primarily to investments in sales initiatives to stimulate revenue growth in net commissions and fees.

General corporate expenses for the first quarter of 2011 decreased $0.6 million to $1.4 million as compared to $2.0 million in the prior year quarter. The decrease was driven primarily by a reduction in the variable compensation expense accrual in the current quarter.

2011 Guidance Affirmed

For 2011, we continue to expect net operating income to be in a range of $53.0 million to $58.5 million. We expect gross written premium in a range of $830 million to $850 million, and the combined ratio should be in a range of 96.0% to 97.0%.  Achieving results within these ranges would result in net operating income in a range of $1.00 to $1.10 per share.  Property losses due to spring storm activity in the month of April are being evaluated presently for the potential impact on full year ultimate loss expectations.

Commenting on the 2011 outlook, Mr. Cubbin stated: “We are pleased with our first quarter results as the Company delivered good results in a highly competitive market. During the quarter, we achieved top line growth and improved our accident year combined ratio. These achievements underscore our commitment to pricing adequacy and adherence to disciplined underwriting standards. Looking ahead, we believe our balanced business model positions us well to continue to generate predictable earnings across the market cycle.”

Other Matters

Shareholders’ Equity:
At March 31, 2011, shareholders’ equity was $558.0 million, or $10.47 per common share, compared to $547.1 million, or $10.28 per common share, at December 31, 2010.

Book value per share excluding unrealized gains increased $0.24 per share to $9.85 per share from $9.61 per share at December 31, 2010.

Annualized return on average equity for the first quarter of 2011 was 10.9%.

Statutory Surplus:
At March 31, 2011, the combined statutory surplus was $383.4 million, compared to $370.5 million at December 31, 2010.

Premium Leverage Ratios: As of March 31, 2011, on a trailing twelve month statutory consolidated basis, the gross and net premium leverage ratios were 2.1 to 1.0 and 1.8 to 1.0, respectively. As a reference point, the Company’s guidelines for gross and net written premium to statutory surplus are 3.0 to 1.0 and 2.5 to 1.0, respectively.

Cash Flows from Operations:
For the three months ended March 31, 2011, operating cash flows remain strong at $34.6 million as compared to $44.7 million for the three months ended March 31, 2010. The decrease in operating cash flows is driven primarily by slightly lower operating income and the timing of accrual payments. Additionally, the prior year period operating cash flow was stronger due to a lengthening of our loss reserve duration during the first quarter of 2010.

Debt to Equity Ratio:
At March 31, 2011, our debt-to-equity ratio was 20.7%, compared to 21.7% at December 31, 2010. The Company’s debt-to-equity ratio excluding the 30 year interest only senior and junior subordinated debentures was 6.2% at March 31, 2011, compared to 6.9% at December 31, 2010.

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Dividend and Share Repurchases:
On April 28, 2011, the Board of Directors declared a quarterly dividend of $0.04 per share payable on May 31, 2011 to shareholders of record as of May 13, 2011.

We did not repurchase any shares during the first quarter of 2011. We have approximately 2.5 million shares remaining under the Share Repurchase Plan.

Investment Portfolio:
At March 31, 2011, pre-tax book yield was 4.2%, which is comparable to the pre-tax book yield at December 31, 2010. The effective duration of the portfolio was 5.1 years at March 31, 2011, compared to 5.0 years at December 31, 2010.

Net investment income for the first quarter of 2011 increased 4.2% to $13.6 million, up from $13.0 million in the first quarter of 2010.  This reflects an increase in average invested assets due to positive cash flow from operations and profitable underwriting results.

At March 31, 2011, our portfolio had pre-tax net unrealized gains of $53.9 million, which compares to $58.4 million at December 31, 2010. The decrease in net unrealized gains during the quarter was driven primarily by rising interest rates. Changes in unrealized gains and losses impact our book value per share; however, they do not materially impact our net income as our investment philosophy continues to primarily focus on holding fixed income securities to maturity. We believe our strong operating cash flows positions us well to maintain our current investment philosophy.

Conference Call

Meadowbrook’s 2011 first quarter results will be discussed by management in more detail on Tuesday, May 3, 2011 at 9:00 a.m. EDT.

To listen to the call please dial 1-877-407-8035 approximately five minutes prior to the start of the call and ask for the Meadowbrook conference call. Additionally, the conference call will be broadcast live over the internet and can be accessed by all interested parties via the investor relations section of our website at www.meadowbrook.com or www.investorcalendar.com.

For those who cannot listen to the live conference call, a replay of the call will be available through May 18, 2011 by dialing 1-877-660-6853 and referring to account number 286 and conference ID 370404.  The webcast will be archived and available for replay through August 3, 2011.

About Meadowbrook Insurance Group

Meadowbrook Insurance Group, Inc., based in Southfield, Michigan, is a leader in the specialty program management market.  Meadowbrook includes several agencies, claims and loss prevention facilities, self-insured management organizations and seven property and casualty insurance underwriting companies, including one in Bermuda. Meadowbrook has twenty-six locations in the United States. Meadowbrook is a risk management organization, specializing in specialty risk management solutions for agents, professional and trade associations, and small to medium-sized insureds.  Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook’s corporate web site at www.meadowbrook.com.

Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements including, but not limited to, those statements that include the words “believes,” “expects,” “anticipates,” “estimates,” or similar expressions. Please refer to the Company's most recent 10-K, 10-Q, and other Securities and Exchange Commission filings for more information on risk factors. Actual results could differ materially.  These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectability of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED BALANCE SHEET INFORMATION

	MARCH 31,	DECEMBER 31,
(In Thousands, Except Per Share Data)	2011	2010

BALANCE SHEET DATA

ASSETS
Cash and invested assets	$1,384,939	$1,345,257
Premium and agents balances	186,459	169,865
Reinsurance recoverable	303,741	294,196
Deferred policy acquisition costs	84,454	78,755
Prepaid reinsurance premiums	29,810	28,208
Goodwill	118,842	118,842
Other assets	139,648	142,518

Total Assets	$2,247,893	$2,177,641

LIABILITIES
Loss and loss adjustment expense reserves	$1,091,949	$1,065,056
Unearned premium reserves	376,845	352,585
Debt	34,500	37,750
Debentures	80,930	80,930
Other liabilities	105,706	94,219
Total Liabilities	1,689,930	1,630,540

STOCKHOLDERS' EQUITY
Common stockholders' equity	557,963	547,101

Total Liabilities & Stockholders' Equity	$2,247,893	$2,177,641

Book value per common share	$10.47	$10.28

Book value per common share excluding unrealized gain/loss, net of deferred taxes	$9.85	$9.61

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MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands, Except	FOR THE THREE MONTHS
Share & Per Share Data)	ENDED MARCH 31,

SUMMARY DATA	2011	2010

Gross written premiums	$224,946	$207,173
Net written premiums	193,316	178,776

REVENUES
Net earned premiums	$170,658	$151,441
Net commissions and fees	8,438	9,868
Net investment income	13,572	13,029
Net realized gains (losses)	812	(134)
Total Revenues	193,480	174,204
EXPENSES
Net losses and loss adjustment expenses	105,262	87,480
Policy acquisition and other underwriting expenses	57,438	51,879
General selling and administrative expenses	6,244	5,906
General corporate expenses	1,355	1,977
Amortization expense	1,232	1,401
Interest expense	2,172	2,443
Total Expenses	173,703	151,086
INCOME BEFORE INCOME TAXES AND EQUITY EARNINGS OF AFFILIATES AND UNCONSOLIDATED SUBSIDIARIES	19,777	23,118
Income tax expense	5,711	7,658
Equity earnings of affiliates, net of tax	1,073	522
Equity earnings of unconsolidated subsidiaries, net of tax	(23)	452
NET INCOME	$15,116	$16,434

Less: Net realized gains (losses), net of tax	632	(387)

NET OPERATING INCOME (1)	$14,484	$16,821

Diluted earnings per common share
Net income	$0.28	$0.30
Net operating income	$0.27	$0.30
Diluted weighted average common shares outstanding	53,527,022	55,477,098

GAAP ratios:
Loss & LAE ratio	61.7%	57.8%
Other underwriting expense ratio	33.7%	34.3%
GAAP combined ratio	95.4%	92.1%

(1) While net operating income is a non-GAAP disclosure, management believes this information is beneficial to reviewing the financial statements.  Net operating income is net income less realized gains (losses) net of taxes associated with such gains (losses).

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MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands)	FOR THE THREE MONTHS
	ENDED MARCH 31,

	2011	2010
Net earned premium	$170,658	$151,441
Net losses & loss adjustment expenses (1)	105,262	87,480
Policy acquisition and other underwriting expenses	57,438	51,879
Profit from net earned premium	7,958	12,082
Net investment income	13,572	13,029
Profit from insurance operations	21,530	25,111

Net commissions and fees	$8,438	$9,868
General selling & administrative expenses	6,244	5,906
Profit from net commissions & fees	2,194	3,962

General corporate expense	$1,355	$1,977
Amortization expense	1,232	1,401
Interest expense	2,172	2,443
Other expenses	4,759	5,821

Profit from insurance operations	$21,530	$25,111
Profit from net commissions & fees	2,194	3,962
Other expenses	(4,759)	(5,821)
Net capital gains (losses)	812	(134)
Pretax income	$19,777	$23,118

Key ratios:
GAAP combined ratio	95.4%	92.1%
Accident year combined ratio (2)	97.3%	98.5%

(1) The three months ended March 31, 2011 and 2010 include favorable development of $3,231 and $9,707, respectively.
(2) The accident year combined ratio is the sum of the expense ratio and accident year loss ratio. The accident year loss ratio measures loss and LAE occurring in a particular year, regardless of when they are reported and does not take into consideration changes in estimates in loss reserves from prior accident years.

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